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       [LETTERHEAD OF ATLAS CORPORATION/MSV RESOURCES INC. APPEARS HERE]

NEWS                                                      FOR IMMEDIATE RELEASE

                    NEW FORCE IN NORTH AMERICAN GOLD FORMED
                     BY ATLAS CORPORATION AND MSV RESOURCES
                        _______________________________

  Denver, CO, March 6, 1996 -- Atlas Corporation (NYSE:AZ) and MSV Resources Inc. (TSE, ME:MSV) today announced that they have agreed to combine the two companies to create the nucleus of a growth oriented North American gold producer. As a combined company, through development of existing properties, gold production in 1998 is expected to approach 200,000 ounces with copper production resulting in total production in excess of 250,000 ounces of gold and gold equivalent.

  MSV Resources is based in Montreal and produces gold and copper at its Copper Rand and Portage mines in Chibougamau and also owns the nearby Eastmain gold mine in northern Quebec. Its production forecast for 1996 is 100,000 ounces of gold and gold equivalent. Since commencement of production in the 1950's the mines in the Chibougamau camp have produced 2.8 million ounces of gold and 1.6 billion pounds of copper.

  Denver-based Atlas Corporation explores and develops gold properties in Nevada and Arizona. The Company is in the process of restarting mining operations at the Gold Bar Project located in Eureka, Nevada with full year production planned to be 65,000 ounces of gold. The Gold Bar property is 105 square miles on the Battle Mountain Trend and has four separate joint venture exploration programs currently underway. Atlas holds a 27.2% equity position in Granges Inc. (AMEX, TSE:GXL) which produces 100,000 ounces of gold per annum at the Crofoot Lewis mine in Nevada.

  The Boards of Directors have agreed to combine the companies through a share exchange tender offer in which Atlas will offer to acquire all the shares of MSV for the equivalent of 2 shares of Atlas for each 3 shares of MSV. To this purpose Atlas will establish a new Canadian Company, Atlas Canada Inc. The shareholders of MSV will receive shares of Atlas Canada which will carry voting and equity rights equivalent to the common shares of Atlas Corporation and will be exchangeable into Atlas common shares at the shareholders' option on a one-for-one basis. The Atlas Canada shares will be considered Canadian securities for taxation purposes.

  "Combining Atlas with MSV creates a broader company with an established foundation of existing gold production and development situations for further growth," said David Birkenshaw, Chairman of Atlas Corporation. "This is a first step towards our committed goal of creating a major gold producing company that can enhance value for shareholders. The management of MSV brings an added dimension to the combined company which will greatly assist us in realizing our goal."

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  Mario Caron, Chairman and Chief Executive of MSV Resources said, "We see this as an outstanding opportunity for MSV shareholders to participate in the growth of a new force in the North American gold mining industry. There is an excellent management fit and the merger will help us realize the full potential
of our mines.   It is good news for our operations and employees in Quebec."

  Mr. Birkenshaw will continue as Chairman and Chief Executive Officer of Atlas, Mr Caron will serve as Executive Vice Chairman and Gary Davis will remain as President. The Board of Atlas will be expanded to include four nominees of MSV to reflect the importance of the MSV operations to the combined company.

  The take-over bid will be subject to customary conditions including, without limitation, (i) the acceptance of the holders of at least 66 2/3% of the issued and outstanding Common Shares of MSV, (ii) approval by the shareholders of Atlas of the creation and issuance of the necessary shares to give effect to the transaction, (iii) approval of all regulatory authorities having jurisdiction,
(iv) no material adverse change having occurred in either MSV or Atlas, (v) MSV having raised a minimum of US$20 million of equity.



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